UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 27, 2016

MARTIN MIDSTREAM PARTNERS L.P.
(Exact name of Registrant as specified in its charter)

DELAWARE (State of incorporation or organization)	000-50056 (Commission file number)	05-0527861 (I.R.S. employer identification number)

4200 STONE ROAD
KILGORE, TEXAS (Address of principal executive offices)		75662 (Zip code)

Registrant's telephone number, including area code: (903) 983-6200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information included or incorporated by reference in Item 2.03 of this Current Report on Form 8-K (this “Report”) is incorporated by reference into this Item 1.01 of this Report.

 Item 2.02 Results of Operations and Financial Condition.

          On April 27, 2016, Martin Midstream Partners L.P. (the “Partnership”) issued a press release reporting its financial results for the quarter ended March 31, 2016.   A copy of the press release is furnished as Exhibit 99.1 to this Current Report and will be published on the Partnership's website at www.martinmidstream.com. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 27, 2016, we entered into an amended $664.4 million multi-bank credit facility. The credit facility matures on March 28, 2020, and all amounts outstanding thereunder are due on such date.

The revolving credit facility is used for ongoing working capital needs and general partnership purposes, and to finance permitted investments, acquisitions and capital expenditures.  As of April 27, 2016, we had approximately $513.0 million outstanding under the revolving credit facility and $0.1 million of letters of credit issued, leaving approximately $151.3 million available under our credit facility for future revolving credit borrowings and letters of credit.

The credit facility is guaranteed by substantially all of our subsidiaries. Obligations under the credit facility are secured by first priority liens on substantially all of our assets and those of the guarantors, including, without limitation, inventory, accounts receivable, bank accounts, marine vessels, equipment, fixed assets and the interests in our subsidiaries and certain of our equity method investees.

We may prepay all amounts outstanding under the credit facility at any time without premium or penalty (other than customary LIBOR breakage costs), subject to certain notice requirements. The credit facility requires mandatory prepayments of amounts outstanding thereunder with the net proceeds of certain asset sales, equity issuances and debt incurrences.

Indebtedness under the credit facility bears interest at our option at the Eurodollar Rate (the British Bankers Association LIBOR Rate) plus an applicable margin or the Base Rate (the highest of the Federal Funds Rate plus 0.50%, the 30-day Eurodollar Rate plus 1.0%, or the administrative agent’s prime rate) plus an applicable margin. We pay a per annum fee on all letters of credit issued under the credit facility, and we pay a commitment fee per annum on the unused revolving credit availability under the credit facility. The letter of credit fee, the commitment fee and the applicable margins for our interest rate vary quarterly based on our leverage ratio (as defined in the credit facility, being generally computed as the ratio of total funded debt to consolidated earnings before interest, taxes, depreciation, amortization and certain other non-cash charges) and are as follows:

Leverage Ratio	Base Rate Loans	Eurodollar Rate Loans	Letters of Credit
Less than 3.00 to 1.00	1.00%	2.00%	2.00%
Greater than or equal to 3.00 to 1.00 and less than 3.50 to 1.00	1.25%	2.25%	2.25%
Greater than or equal to 3.50 to 1.00 and less than 4.00 to 1.00	1.50%	2.50%	2.50%
Greater than or equal to 4.00 to 1.00 and less than 4.50 to 1.00	1.75%	2.75%	2.75%
Greater than or equal to 4.50 to 1.00	2.00%	3.00%	3.00%

As of April 27, 2016, the applicable margin for Eurodollar Rate borrowings is 3.00%.

The credit facility includes financial covenants that are tested on a quarterly basis, based on the rolling four-quarter period that ends on the last day of each fiscal quarter. The maximum permitted leverage ratio is 5.25 to 1.00 with a temporary springing provision to 5.50 to 1.00 under certain scenarios. The maximum permitted senior leverage ratio (as defined in the credit facility but generally computed as the ratio of total secured funded debt to consolidated earnings before interest, taxes, depreciation, amortization and certain other non-cash charges) is 3.50 to 1.00. The minimum interest coverage ratio (as defined in the credit facility but generally computed as the ratio of consolidated earnings before interest, taxes, depreciation, amortization and certain other non-cash charges to consolidated interest charges) is 2.50 to 1.00.

In addition, the credit facility contains various covenants, which, among other things, limit our and our subsidiaries’ ability to: (i) grant or assume liens; (ii) make investments (including investments in our joint ventures) and acquisitions; (iii) enter into certain types of hedging agreements; (iv) incur or assume indebtedness; (v) sell, transfer, assign or convey assets; (vi) repurchase our equity, make distributions and certain other restricted payments, but the credit facility permits us to make quarterly distributions to unitholders so long as no default or event of default exists under the credit facility; (vii) change the nature of our business; (viii) engage in transactions with affiliates; (ix) enter into certain burdensome agreements; (x) make certain amendments to the Omnibus Agreement and our material agreements; (xi) make capital expenditures; and (xii) permit our joint ventures to incur indebtedness or grant certain liens.

The credit facility contains customary events of default, including, without limitation: (i) failure to pay any principal, interest, fees, expenses or other amounts when due; (ii) failure to meet the quarterly financial covenants; (iii) failure to observe any other agreement, obligation, or covenant in the credit facility or any related loan document, subject to cure periods for certain failures; (iv) the failure of any representation or warranty to be materially true and correct when made; (v) our, or any of our subsidiaries’ default under other indebtedness that exceeds a threshold amount; (vi) bankruptcy or other insolvency events involving us or any of our subsidiaries; (vii) judgments against us or any of our subsidiaries, in excess of a threshold amount; (viii) certain ERISA events involving us or any of our subsidiaries, in excess of a threshold amount; (ix) a change in control (as defined in the credit facility); and (x) the invalidity of any of the loan documents or the failure of any of the collateral documents to create a lien on the collateral.

The credit facility also contains certain default provisions relating to Martin Resource Management. If Martin Resource Management no longer controls our general partner, the lenders under the credit facility may declare all amounts outstanding thereunder immediately due and payable. In addition, an event of default by Martin Resource Management under its credit facility could independently result in an event of default under our credit facility if it is deemed to have a material adverse effect on us.

If an event of default relating to bankruptcy or other insolvency events occurs with respect to us or any of our subsidiaries, all indebtedness under our credit facility will immediately become due and payable. If any other event of default exists under our credit facility, the lenders may terminate their commitments to lend us money, accelerate the maturity of the indebtedness outstanding under the credit facility and exercise other rights and remedies. In addition, if any event of default exists under our credit facility, the lenders may commence foreclosure or other actions against the collateral.

Item 7.01 Regulation FD Disclosure

On April 27, 2016, we issued a press release announcing our financial results for the quarter ended March 31, 2016. Within the commentary of the press release, we also announced that we had entered into the amended credit facility.

A copy of the press release is furnished as Exhibit 99.1 to this Report. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d)      Exhibits

          In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached Exhibit 99.1 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act.

Exhibit Number	Description
10.1
Fifth Amendment to Third Amended and Restated Credit Agreement, dated as of April 27, 2016, among Martin Operating Partnership L.P., Martin Midstream Partners L.P., each lender from time to time party thereto, and Royal Bank of Canada, as Administrative Agent and Collateral Agent.

99.1	Press release dated April 27, 2016

   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTIN MIDSTREAM PARTNERS L.P. By: Martin Midstream GP LLC, Its General Partner
Date: April 27, 2016	By: /s/ Robert D. Bondurant
Robert D. Bondurant
Executive Vice President, Treasurer, Principal Accounting Officer and Chief Financial Officer

 INDEX TO EXHIBITS

Exhibit Number	Description
10.1
Fifth Amendment to Third Amended and Restated Credit Agreement, dated as of April 27, 2016, among Martin Operating Partnership L.P., Martin Midstream Partners L.P., each lender from time to time party thereto, and Royal Bank of Canada, as Administrative Agent and Collateral Agent.

99.1	Press release dated April 27, 2016